                                                                    EXHIBIT 10.1


                         SECURITIES PURCHASE AGREEMENT

                                  by and among

                      P-Com, Inc., a Delaware corporation,

              P-Com Field Services, Inc., a Delaware corporation,

                    Telematics, Inc., a Virginia corporation

                                      and

                                Daniel N. Carter

                        Dated as of November 17, 1997

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                               TABLE OF CONTENTS


                                                                                                                     Page

ARTICLE I PURCHASE, SALE AND SURRENDER OF SECURITIES...........................................................        1

     Section 1.1        Purchase, Sale and Surrender of Securities.............................................        1

ARTICLE II PURCHASE PRICE......................................................................................        1

     Section 2.1        Consideration..........................................................................        1
     Section 2.2        Amount.................................................................................        1

ARTICLE III REPRESENTATIONS AND WARRANTIES.....................................................................        2

     Section 3.1        Representations and Warranties of the Company and each
                        Securityholder.........................................................................        2
        (a)             Organization of Company................................................................        2
        (b)             Capital Structure......................................................................        3
        (c)             Authorization of Company and Securityholder............................................        3
        (d)             Conflict...............................................................................        4
        (e)             No Consent Required....................................................................        4
        (f)             Financial Information..................................................................        4
        (g)             Absence of Certain Changes and Events..................................................        5
        (h)             Conduct of Business....................................................................        6
        (i)             Undisclosed Liabilities................................................................        6
        (j)             Inventory..............................................................................        6
        (k)             Taxes..................................................................................        7
        (l)             Employee Matters.......................................................................        8
        (m)             Compliance With Law....................................................................        8
        (n)             Governmental Consents..................................................................        8
        (o)             Intellectual Property Rights...........................................................        9
        (p)             Service Provider Agreements............................................................       10
        (q)             Restrictive Documents or Orders........................................................       10
        (r)             Contracts and Commitments..............................................................       10
        (s)             Title to the Property..................................................................       11
        (t)             Litigation.............................................................................       12
        (u)             No Conflict or Default.................................................................       12
        (v)             Consents...............................................................................       13
        (w)             Labor Relations........................................................................       13
        (x)             Brokers' and Finders' Fees/Contractual Limitations.....................................       13
        (y)             Interested Party Relationships.........................................................       14
        (z)             Certain Payments.......................................................................       14
        (aa)            Products Liability.....................................................................       14
        (ab)            Product Warranties.....................................................................       14
        (ac)            Returns................................................................................       14

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                                       i.

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
        (ad)            Customers..............................................................................       14
        (ae)            Suppliers..............................................................................       15
        (af)            Books and Records......................................................................       15
        (ag)            Complete Disclosure....................................................................       15
        (ah)            Performance of Agreement...............................................................       15
        (ai)            Absence of Governmental or Other Objection.............................................       15
        (aj)            Insurance..............................................................................       15
        (ak)            Environmental Matters..................................................................       16
        (al)            Backlog................................................................................       19
        (am)            Accounts Receivable....................................................................       19
        (an)            Pooling of Interests...................................................................       19
        (ao)            Purchase Entirely for Own Account......................................................       19
        (ap)            Disclosure of Information..............................................................       19
        (aq)            Investment Experience..................................................................       20
        (ar)            Accredited Investor....................................................................       20
        (as)            Restricted Securities..................................................................       20
        (at)            Legends................................................................................       20
     Section 3.2        Representations and Warranties of Purchaser............................................       20
        (a)             Organization...........................................................................       20
        (b)             Brokers' and Finders' Fees.............................................................       20
        (c)             SEC Filings............................................................................       21
        (e)             Limitation on Liability................................................................       21
        (f)             Termination of Liability and Representations and Warranties............................       21
        (g)             Liability Floor........................................................................       21
     Section 4.1        Covenants Against Disclosure...........................................................       22
     Section 4.2        Net Asset Determination................................................................       22
     Section 4.3        Non-Competition........................................................................       23
     Section 4.4        Maintenance of Business................................................................       24
     Section 4.5        Access to Information..................................................................       27
     Section 4.6        Registration Rights....................................................................       27
     Section 4.7        Pooling of Interests Transaction.......................................................       27
     Section 4.8        Necessary Consents.....................................................................       27
     Section 4.9        Best Efforts...........................................................................       27
     Section 4.10       Exclusivity; Acquisition Proposals.....................................................       27
     Section 4.11       Breach of Representations, Warranties, Agreements and
                        Covenants..............................................................................       28
     Section 4.12       Legal Conditions to the Sale or Surrender of the Telematics, Inc.
                        Securities.............................................................................       29
     Section 4.13       Public Announcements...................................................................       29
     Section 4.14       Shareholder's Meeting..................................................................       29
     Section 4.15       No Transfer............................................................................       29
     Section 4.16       Unitech Matters........................................................................       29
     Section 4.17       Section 368 Reorganization.............................................................       29

ARTICLE V CLOSING..............................................................................................       30
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                                      ii.
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
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
     Section 5.1        Time of Closing.....................................................................          30
     Section 5.2        Deliveries by Company and Securityholder............................................          30
        (a)             Certificates and Instruments........................................................          30
        (b)             Escrow Agreement....................................................................          30
        (c)             Corporate Minute Books..............................................................          30
        (d)             Certificate of Good Standing........................................................          30
        (e)             Closing Documents...................................................................          30
        (f)             Books and Records...................................................................          30
        (g)             Consents............................................................................          30
        (h)             Opinion of Counsel..................................................................          31
        (i)             Securityholder Certificate..........................................................          31
        (j)             FIRPTA..............................................................................          31
        (k)             Proprietary Information and Inventions Agreement....................................          31
        (l)             Securityholder Agreement and Pooling Opinion........................................          31
        (m)             Promissory Note.....................................................................          31
        (n)             Waiver Letter.......................................................................          31
        (o)             Stoppleman Opinion..................................................................          31
        (p)             Demand Note.........................................................................          31
        (q)             Other Documents.....................................................................          31
     Section 5.3        Deliveries by Purchaser.............................................................          32
     Section 5.4        Further Assurances..................................................................          32
     Section 5.5        Termination.........................................................................          32
     Section 5.6        Cure Period.........................................................................          32
     Section 5.7        Proprietary Information and Inventions Agreement....................................          33

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS..............................................................          33

     Section 6.1        Conditions to Obligations of Purchaser..............................................          33
        (a)             Certificates for Securities.........................................................          33
        (b)             Representations and Warranties......................................................          33
        (c)             Performance of Agreement............................................................          33
        (d)             No Material Adverse Effect..........................................................          33
        (e)             Absence of Governmental or Other Objection..........................................          34
        (f)             Due Diligence Review................................................................          34
        (g)             Certificate of President and Securityholder.........................................          34
        (h)             Execution of Escrow Agreement.......................................................          34
        (i)             Third Party Consents................................................................          34
        (j)             Opinions of Counsel for the Company and the Securityholder..........................          34
        (k)             No Violations; No Actions...........................................................          34
        (l)             Proceedings and Documents...........................................................          34
        (m)             Schedules...........................................................................          34
        (n)             Tax Forms...........................................................................          35
        (o)             Board Approval......................................................................          35
        (p)             Other Matters.......................................................................          35
        (q)             Securityholder Agreements...........................................................          35
        (r)             Pooling of Interests Transaction....................................................          35

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                                      iii.

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
        (s)             Employment Agreement...................................................................       36
        (t)             Unitech Matters........................................................................       36
        (u)             Promissory Note........................................................................       36
        (v)             Waiver Letter..........................................................................       36
        (w)             Stoppleman Opinion.....................................................................       36
        (x)             Demand Note............................................................................       36

     Section 6.2        Conditions to Obligations of the Company and the
                        Securityholder.........................................................................       36
        (a)             Performance of Agreement...............................................................       36
        (b)             Execution of Escrow Agreement..........................................................       36
        (c)             Absence of Governmental or Other Objection.............................................       36
        (d)             Third Party Consents...................................................................       36
        (e)             Registration Rights Agreement..........................................................       37
        (f)             Employment Arrangements................................................................       37

ARTICLE VII             INDEMNIFICATION........................................................................       38

     Section 7.1        Survival of Representations, Warranties, Covenants and
                        Agreements.............................................................................       38
     Section 7.2        Indemnification; Escrow Deposit of Purchase Shares.....................................       39
     Section 7.3        Termination of Indemnity and Representations and Warranties............................       40
     Section 7.4        Liability Floor........................................................................       41
     Section 7.5        Limitations............................................................................       41

ARTICLE VIII MISCELLANEOUS PROVISIONS..........................................................................       41

     Section 8.1        Notice.................................................................................       41
     Section 8.2        Entire Agreement.......................................................................       42
     Section 8.3        Binding Effect; Assignment.............................................................       42
     Section 8.4        Expenses of Transaction; Taxes.........................................................       43
     Section 8.5        Waiver; Consent........................................................................       43
     Section 8.6        Third-Party Beneficiaries..............................................................       43
     Section 8.7        Counterparts...........................................................................       43
     Section 8.8        Severability...........................................................................       43
     Section 8.9        Governing Law..........................................................................       43
     Section 8.10       Arbitration; Attorneys' Fees...........................................................       43
     Section 8.11       Securityholder Guarantees..............................................................       44
     Section 8.12       Lease Expiration.......................................................................       44
     Section 8.13       Future Prospects.......................................................................       44
     Section 8.14       No Reliance............................................................................       45


                                      iv.

Exhibits
--------

 2.2       Escrow Agreement
 4.1(d)    Form of Affiliate's Agreement
 4.6       Registration Rights Agreement
 5.2(g)    Opinion of the Jefferson Firm, counsel to Securityholder
 6.2(d)    Form of Offer Letter for Key Employees and Other Employees and
           Consultants
 6.2(e)    Form of Proprietary Information and Inventions Agreement
 6.2(g)    Assignment and Assumption of the Contracts


Schedules
---------

 3.1       Disclosure Letter
 3.1(b)    List of Stockholders
 3.1(j)    List of Inventory
 3.1(m)    List of Accounts Receivable
 3.1(n)    List of Governmental Permits
 3.1(o)    List of Intellectual Property Rights
 3.1(r)    List of Contracts
 3.1(s)    List of Leasehold Interests
 3.1(w)    List of Employees
 3.1(ad)   List of Customers
 3.1(ae)   List of Suppliers
 3.1(aj)   List of Insurance Policies
 3.1(ak)   List of Environmental Matters
 3.1(al)   Backlog of Orders

                         SECURITIES PURCHASE AGREEMENT
                         -----------------------------



          THIS AGREEMENT is dated as of November 17, 1997 by and among P-Com, Inc., a Delaware corporation ("P-Com"), P-Com Field Services, Inc. ("PFS" and, collectively with P-Com, the "Purchaser"), Telematics, Inc., a Virginia corporation (the "Company"), and Daniel N. Carter (the "Securityholder").

          WHEREAS, PFS desires to acquire all of the rights of equity ownership of the Securityholder through the purchase by PFS of all of the issued and outstanding shares of capital stock and all other equity interest and by payment for the surrender of all outstanding options and all other rights to acquire shares of capital stock of the Company; and

          WHEREAS, in furtherance thereof, Purchaser will pay to Securityholder consideration in the form of shares of the Common Stock of P-Com for his securities of the Company;

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

                                   ARTICLE I
                                   ---------

                   PURCHASE, SALE AND SURRENDER OF SECURITIES
                   ------------------------------------------

          Section 1.1  Purchase, Sale and Surrender of Securities.  Upon the
          -----------  ------------------------------------------
terms and subject to the conditions of this Agreement, the Securityholder shall sell to PFS and PFS shall purchase from the Securityholder all of the shares of capital stock and all other equity interest of the Company held by the Securityholder, and the Securityholder shall surrender all options and other rights to purchase such shares held by the Securityholder (collectively, the "Securities") at the Closing (as defined in Section 5.1 hereof).


                                   ARTICLE II
                                   ----------

                                 PURCHASE PRICE
                                 --------------

          Section 2.1  Consideration.  Upon the terms and subject to the
          -----------  -------------
conditions contained in this Agreement, in consideration for the Securities and in full payment therefor, Purchaser will pay, or cause to be paid, the purchase price set forth in Section 2.2.

          Section 2.2  Amount.  The purchase price ("Purchase Price") for the
          -----------  ------
Securities shall consist of shares of Common Stock of P-Com to be issued directly from Purchaser to the Securityholder (the "Purchase Shares").

          The aggregate number of Purchase Shares payable to the Securityholder at the Time of Closing (the "Closing Shares") shall be determined by dividing the amount of Five Million Dollars ($5,000,000) by the average closing sales price of P-Com Common Stock as quoted on the National Association of Securities Dealers Automated Quotation System National Market ("Nasdaq National Market") for the thirty trading days ending three trading days prior to the Time of Closing (the "Closing Date Average Price").

           The Purchase Shares shall be paid as follows:

           (i) One Hundred Percent (100%) of the total number of Purchase Shares shall be issued at the Time of Closing. Ninety Percent (90%) of such Purchase Shares shall be delivered to the Securityholder at the Time of Closing. Ten Percent (10%) of the Purchase Shares shall be held in an escrow account (the "Securityholder Escrow Shares") pursuant to an escrow agreement substantially in the form attached hereto as Exhibit 2.2 (the "Escrow Agreement").

          (ii) Except as set forth in this Agreement, the Securityholder Escrow Shares shall be retained by the Escrow Agent and held until the publication date of the auditor's report for P-Com in P-Com's Annual Report on Form 10-K that includes the audited results for the Company for the fiscal year ended December 31, 1997 in an escrow account pursuant to the Escrow Agreement as collateral, in part, for the indemnification obligations set forth in this Agreement and the Escrow Agreement.


                                  ARTICLE III
                                  -----------

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

          Section 3.1  Representations and Warranties of the Company and each
          -----------  ------------------------------------------------------
Securityholder.  Except as set forth in a letter (Schedule 3.1) specifically
--------------
referring to this Section 3.1 of this Agreement (the "Disclosure Letter") delivered by the Company and the Securityholder to Purchaser and Brobeck, Phleger & Harrison LLP, counsel to Purchaser, the Company and Securityholder hereby, jointly and severally, represent and warrant to Purchaser that:

          (a) Organization of Company.  The Company is a corporation duly
              -----------------------
organized and validly existing under the laws of the State of Virginia and has all requisite power and authority to own, operate and lease its assets and to conduct its business in the manner in which it is now conducted. All of the formalities required under Virginia law have been complied with, and the Company is not in default under any applicable statutory or regulatory provision. True and complete copies of the current charter documents of the Company have been furnished to Purchaser and its counsel. The Company does not own or lease any assets or conduct any business in any jurisdiction other than Virginia.

                                       2.

           (b)  Capital Structure.
                -----------------

                (i) The authorized capital stock of the Company consists of a thousand (1,000) shares of Common Stock, par value fifty dollars ($50.00) per share. As of the date of this Agreement, there were issued and outstanding fifty-one (51) shares of Company Common Stock. As of the date of this Agreement, there were no shares of Common Stock reserved for issuance upon the exercise of options to purchase shares of Company Common Stock (the "Company Options"). There are no outstanding shares of Company capital stock or any other equity securities or rights to purchase equity securities of Company (collectively, "Company Capital Stock"), other than as described in the preceding sentence.

                (ii) All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company's Articles of Incorporation or Bylaws or any agreement to which the Company is a party or by which the Company may be bound. To the best of the Company's and the Securityholder's knowledge, after due inquiry, all outstanding common stock or other securities have been issued in compliance with applicable Virginia securities laws. There are no options, warrants, calls, conversion rights, commitments or agreements of any character to which the Company is a party or by which the Company may be bound that do or may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Capital Stock or that do or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement, other than those described in Section 3.1(b)(i) above.

                (iii) Schedule 3.1(b) contains a complete and accurate list of,
                      ---------------
and the number of shares owned of record by, the holders of outstanding Company Common Stock and their state or country of residence.

                (iv) Except for any restrictions imposed by applicable Virginia laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of Company Capital Stock.

                (v) The Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company.

           (c) Authorization of Company and Securityholder. The Company and each
               -------------------------------------------
Securityholder has full power and authority to enter into this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of this Agreement and the Escrow Agreement, and other documents and instruments delivered in accordance with
Section 6.2 hereunder (the "Closing Documents") and the Escrow Agreement. Each of the Company and the Securityholder has taken all necessary and appropriate action with respect to the execution and delivery of this Agreement, the Closing

                                       3.

Documents, and the Escrow Agreement. This Agreement and the Escrow Agreement constitute valid and binding obligations of the Company and the Securityholder, enforceable in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally.

           (d) Conflict.  Subject to satisfaction of the conditions set forth in
               --------
this Agreement, the execution, delivery and performance of this Agreement does not and the performance and consummation of the transactions contemplated hereby will not, conflict with or result in any violation of any material statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to the Company or its properties or assets, and to the knowledge of the Company and the Securityholder does not and will not conflict with or result in any conflict with, breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, forfeiture or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to (i) any provision of the charter documents of the Company or (ii) any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which the Company is a party or by which the Company or any of its properties or assets may be bound or affected.

           (e) No Consent Required. No consent, approval, order or authorization
               -------------------
of, or registration, declaration of, or qualification or filing with, any court, administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality, whether of the United States or of any other country (a "Governmental Entity"), is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Securityholder or the consummation by the Securityholder of the transactions contemplated hereby. No consent, approval or authorization of the Company's Board of Directors (or any committee thereof), Securityholder or of any third party is required in connection with the Securityholder's consummation of the transactions contemplated hereunder that has not been obtained or waived by the Closing.

           (f) Financial Information.  The Company has furnished to Purchaser a
               ---------------------
complete and accurate copy of its balance sheet as of December 31, 1996 and September 30, 1997, and its statement of operations, cash flow and shareholders' equity for its fiscal year ended December 31, 1996 and the nine months September 30, 1997 (which, collectively with the Closing Date Balance Sheet referred to in
Section 4.2 hereof, shall be referred to herein for all purposes as, the "Financial Statements"). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied and fairly present the consolidated financial position of the Company as and at the dates thereof and the Company's consolidated results of operations and cash flows for the periods then ended. The projections of the Company as included in Schedule 3.1(f) were prepared in good faith and are based on reasonable assumptions. Write-downs of inventory and write-offs of notes receivable as reflected in Schedules 3.1(j) and 3.1(am) will not be deemed to breach this Section 3.1(f) or related sections.

                                       4.

          (g) Absence of Certain Changes and Events.  Except as contemplated
              -------------------------------------
herein, or as disclosed in the Disclosure Letter and Schedules, since September 30, 1997, there has not been:

                (i) Any material adverse change in the financial condition, results of operations, assets, liabilities, business, or prospects of the Company or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change;

                (ii) Any event, including, without limitation, shortage of materials or supplies, fire, explosion, accident, requisition or taking of property by any governmental agency, flood, drought, earthquake, or other natural event, riot, act of God or a public enemy, or damage, destruction, or other casualty, whether covered by insurance or not, which has had a material adverse effect on the business or assets of the Company or any such event which reasonably could be expected to have such an effect on the business or the assets of the Company;

                (iii) Any material transaction relating to the business of the Company (other than the transactions contemplated herein) which was entered into or carried out by the Company other than in the ordinary and usual course of business;

                (iv) Any change made by the Company in its method of operating its business or its accounting practices relating thereto;

                (v) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the assets of the Company other than liens arising with respect to taxes not yet due and payable, and such minor liens and encumbrances, if any, which arise in the ordinary course of business and are not material in nature or amount either individually or in the aggregate, and which do not detract from the value of the assets of the Company or impair the operations conducted thereon or any discharge or satisfaction thereof;

                (vi) Any sale, lease, or disposition of, or any agreement to sell, lease, or dispose of any of the assets of the Company, other than sales, leases, or dispositions in the usual and ordinary course of business and consistent with prior practice;

                (vii) Any modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any material term, condition, or provision of any contract, agreement, license, or other instrument to which the Company is a party and relating to or affecting the business or the assets of the Company, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business and consistent with prior practice;

                (viii) Any labor disputes or disturbances materially affecting in an adverse fashion the business or the financial condition of the Company;

                                       5.

                (ix) Any written notice (or to the knowledge of the Company or any of its officers, unwritten notice) from any employee of the Company who provides any services to the Company that such employee has terminated, or intends to terminate, such employee's employment with the Company;

                (x) Any notice (written or unwritten) from any of the Company's Suppliers that any such Supplier will not continue to supply the current level and type of goods currently being provided by such Supplier to the Company on similar terms and conditions;

                (xi) To the best knowledge of Company and Securityholder, any adverse relationships or conditions with vendors or customers that may have a material adverse effect on the business, prospects or assets of the Company;

                (xii) Any other event or condition of any character which materially adversely affects, or may reasonably be expected to so affect, the assets or the results of operations, prospects or financial condition of the Company; or

                (xiii) Any purchase or lease of or any agreements to purchase or lease capital assets relating to the business of the Company in excess of $10,000 individually, or in excess of $25,000 in the aggregate.

           (h) Conduct of Business.  At all times since September 30, 1997, the
               -------------------
Company has conducted its business in the ordinary course thereof and used reasonable commercial efforts to preserve intact the organization of its business and the good will of its customers, suppliers, and others having business relations with the Company.

           (i) Undisclosed Liabilities.  There are no debts, liabilities, or
               -----------------------
obligations with respect to the Company, whether liquidated, unliquidated, accrued, absolute, contingent, known or unknown or otherwise, that are not identified in the Disclosure Letter, the Schedules, or that are not reflected in the Financial Information.

           (j) Inventory.  Schedule 3.1(j) lists all inventory owned by the
               ---------
Company relating to the business of the Company, including goods supplied to the Company by Suppliers, goods on consignment, and all other goods customarily sold by the Company (whether located on the business premises of the Company, in transit to or from such business premises, in other storage facilities, or otherwise), (collectively, "the Inventory") and identifies whether such Inventory is owned by the Company or held on consignment. The Inventories are valued at cost (determined on a first-in first-out basis) or market, whichever is lower, with adequate allowances for excess and obsolete materials and materials below standard quality in accordance with GAAP consistently applied. The quality and quantity of the Inventories are such that the Inventories are readily usable and saleable in the ordinary course of business of the Company, except such amounts as are reserved in accordance with GAAP consistently applied. All Inventories materially in excess of reasonable estimated requirements for the Company based on current operations as of the date hereof are set forth in Schedule 3.1(j). Except as disclosed in Schedule 3.1(j), the Company holds no Inventories manufactured to

                                       6.

customer specifications effectively rendering the Inventories saleable only to that customer. The Company has continued to replenish the Inventory in a normal and customary manner consistent with past practices.

           (k) Taxes.
               -----

               (i) Definitions.  For purposes of this Agreement:
                   -----------

                   a. the term "Taxes" means (A) all United States or foreign, local and other net income, gross income, value added, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employ ment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and the term "Tax" means any one of the foregoing Taxes; and

                   b. the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

               (ii) The Company has properly completed and filed on a timely basis and in correct form all Returns required to be filed on or prior to the Time of Closing. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, the business and assets of the Company, operations, activities, status or other matters of the Company or any other information required to be shown thereon. In particular, the foregoing Returns are not subject to penalties under any federal or local tax law provision corresponding to Section 6662 of the United States Internal Revenue Code of 1986 (the Code"), relating to accuracy-related penalties or any other penalties. An extension of time within which to file any Return that has not been filed has not been requested or granted. The Company will properly complete and file on a timely basis and in correct form all Returns required to be filed on or prior to the Closing. There are no liens for Taxes on the assets of the Company, and all Taxes due or payable, and all interest and penalties thereon, whether disputed or not, which could result in the imposition of any Lien on the assets of the Company or against Purchaser, have been paid in full.

               (iii) With respect to all amounts in respect of Taxes imposed upon the Company, or for which the Company is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods ending on or before the Time of Closing and portions of periods commencing before the Time of Closing and ending after the Time of Closing, all applicable tax laws and agreements have been fully complied with, and

                                       7.

all such amounts required to be paid by the Company to taxing authorities or others on or before the Closing have been paid, and all such amounts required to be paid by the Company to taxing authorities or others after the Closing which have not been paid are reflected on the Financial Statements.

               (iv) The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

           (l) Employee Matters.
               ----------------

               (i) The hours worked by and payments made to the Company employees have not been in violation in any respect of any applicable federal or local laws dealing with such matters.

               (ii) All payments due from the Company on account of employee health and welfare insurance have been paid.

               (iii) All severance and vacation and similar payments by the Company which are or were due under the terms of any agreement or otherwise have been paid in full, or have been accrued on the books of the Company.

           (m) Compliance With Law.  Schedule 3.1(m) sets forth all of the
               -------------------
Company's franchises, licenses, permits, use permits, consents, authorizations, and approvals of any United States or foreign, or local regulatory, administrative, or other governmental or zoning agency or body (collectively referred to herein as "Governmental Permits"). The Company has complied and is in compliance with all applicable United States or foreign, and, to the best of the Company's and Securityholder's knowledge, local laws, statutes, licensing requirements, rules, and regulations, and judicial or administrative or zoning decisions. To the best of the Company's and Securityholder's knowledge, after due inquiry, the Company has been granted all licenses, permits (temporary and otherwise), authorizations, and approvals from federal or foreign, and local government regulatory or zoning bodies necessary to carry on its business and maintain its assets, all of which are currently valid and in full force and effect. All such licenses, permits, authorizations, and approvals shall remain valid and in full force and effect following the Closing and shall not be adversely impacted by the change in ownership of the Company capital stock provided under this Agreement. There is no order issued, investigation, or proceeding pending or of which the Securityholder or the Company has received a written or oral threat, or notice served with respect to violation of any law, ordinance, order, writ, decree, rule, or regulation issued by any federal or foreign, or local court or governmental agency or instrumentality applicable to the Company. The Company has valid use permits for its business.

           (n) Governmental Consents.  To the best of the Company's and
               ---------------------
Securityholder's knowledge, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with any United States or foreign, or local

                                       8.

governmental authority on the part of the Company or Securityholder is required in connection with the consummation of the transactions contemplated hereunder.

           (o) Intellectual Property Rights.
               ----------------------------

               (i) The Company owns, or is licensed or otherwise entitled to exercise, without restriction all rights to, all patents, trademarks, trade names, service marks, copyrights, trade secret rights and other intellectual property rights, and any applications or registrations therefor, and all net lists, schematics, technology, source code, know-how, computer software programs and all other tangible and intangible information or material used, usable or proposed to be used in the Company's business (collectively, the "Intellectual Property Rights") without any conflict or infringement of the rights of others. Except for the generally available software programs set forth on Schedule 3.1(o), the Company does not have any such Intellectual Property Rights.

               (ii) The Company is not, or as a result of the execution and delivery of this Agreement or the performance of the Company's obligations hereunder will not be, in violation of, or lose or in any way impair any material rights pursuant to any license, sublicense or agreement described in
Schedule 3.1(o), if applicable.

               (iii) The Company is the absolute owner or licensee of, with all necessary right, title and interest in and to (free and clear of any liens, encumbrances or security interests), the Intellectual Property Rights and has rights to the use, sale, license or disposal thereof or the material covered thereby in connection with the services or products in respect of which the Intellectual Property Rights are being used. The Company has taken all actions and made all applications and filings pursuant to applicable laws to perfect or protect their interests in such Intellectual Property Rights.

               (iv) No claims with respect to the Intellectual Property Rights have been asserted and the Securityholder and the Company have not received written or oral notice that such a claim might be asserted, and neither the Company nor the Securityholder knows of any claims (i) to the effect that the manufacture, marketing, license, sale or use of any product as now used or offered or proposed for use or sale by the Company infringes any copyright, patent, trade secret, or other intellectual property right of any third party or violates any license or agreement with any third party, (ii) contesting the right of the Company to use, sell, license or dispose of any Intellectual Property Rights, or (iii) challenging the ownership, validity or effectiveness of any of the Intellectual Property Rights.

               (v) The Company has not been sued or charged as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights and which has not been finally terminated prior to the date hereof; there are no such charges or claims outstanding; and the Company does not have any infringement liability with respect to any patent, patent application, trademark, service mark, copyright or other intellectual property right of another.

                                       9.

               (vi) No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property Right. The Company has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property Right. The Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property Rights.

           (p) Service Provider Agreements.  To the best of the knowledge of the
               ---------------------------
Company and the Securityholder, after due inquiry, no service provider of the Company is in violation of any term of any employment agreement (whether written or verbal), patent or trademark disclosure agreement or any other contract or agreement relating to the relationship of any such service provider with the Company or any other party (including prior employers) or any term of any judgment, decree, or order, because of the nature of the business now conducted or now proposed to be conducted by the Company. The Company and the Securityholder are not aware that any of the Company's service providers is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as conducted or as proposed to be conducted or that would prevent any such service provider from assigning inventions to the Company. The Company and the Securityholder do not believe that it is or will be necessary for the Company to utilize any inventions of any of the Company's service providers (or people it currently intends to hire) made prior to their employment by or relationship with the Company.

           (q) Restrictive Documents or Orders.  Neither the Company nor
               -------------------------------
Securityholder is a party to or bound under any agreement, contract, order, judgment, or decree, or any similar restriction not of general application which adversely affects, or reasonably could be expected to adversely affect the continued operation by Purchaser of the business of the Company after the Time of Closing on substantially the same basis as said business was theretofore operated or which prevents the consummation of the transactions contemplated by this Agreement.

           (r) Contracts and Commitments.
               -------------------------

               (i) There is set forth on Schedule 3.1(r) a list of all outstanding contracts (the "Contracts"), whether or not in writing, to which the Company or any of the Securityholder is a party, to which any of the Company's assets are subject or that relate to any aspect of the business of the Company.

               (ii) The Company and Securityholder, as the case may be, has performed all of its obligations under the terms of each Contract, and is not in default there under. To the best of the Company's and Securityholder's knowledge, no event or omission has occurred which but for the giving of notice or lapse of time or both would constitute a

                                      10.

default by any party thereto under any such Contract. To the best knowledge of Company and Securityholder, each such Contract is valid and binding on all parties thereto and in full force and effect. The Company has received no written or unwritten notice of default, cancellation, or termination in connection with any such Contract. The Company has paid, or will pay, all debts and performed all obligations accrued or required as of the Time of Closing under the terms of all Contracts, or will accrue such debts and obligations on the books of the Company.

               (iii) There has not been any notice (written or unwritten) from any of the Company's suppliers that any such supplier will not continue to supply the current level and type of goods currently being provided by such supplier to the Company on the current terms and conditions.

               (iv) Schedule 3.1(r) also lists all sole or limited source supply agreements. Notwithstanding anything in this Agreement or in any Schedule, the Company and the Securityholder shall also be responsible for all debts and obligations arising on or prior to the Closing or that have their basis from actions, conduct, inactions or omissions of the Company or agents acting on the Company's behalf having occurred on or prior to the Closing except as specifically provided for in the Company's Closing Date Balance Sheet delivered pursuant to Section 4.2 of this Agreement.

           (s) Title to the Property.
               ---------------------

                      (A) The Company has good and marketable title to all title to all properties, all of which are reflected in the Financial Statements, in each case free and clear of all liabilities, mortgages, pledges, liens, charges, conditional sale or other title retention agreements, assessments, easements, covenants, restrictions, reservations, commitments, obligations or other encumbrances of any nature whatsoever. Schedule 3.1(s) hereto lists all leases of property to which the Company is a party. All leases of property are valid, binding and in full force and effect, and there exists no default thereunder. There exists no restriction on the use of leased property in connection with the business now conducted by the Company or any other matter which prevents or impairs the use of such leased property for the purpose now used or any similar purpose. There are no easements and rights, including easements for power lines, telephone and telefax, necessary to conduct the business it now conducts.

                      (B) All buildings, offices, and other structures occupied by the Company and all machinery, equipment, tools, fixtures, motor vehicles and other properties owned or used by the Company are in normal operating condition and repair in accordance with generally accepted standards.

                      (C) Neither the whole nor any portion of any property owned or occupied by the Company has been condemned or otherwise taken by any public authority, nor does the Company have reasonable grounds to believe that any such condemnation or taking is threatened.

                                      11.

                      (D) All of the properties owned or used by the Company conform to all zoning, building, health, safety laws, regulations and/or ordinances relating to such property. No notices of violation relating to any such laws, regulations and/or ordinances or calling attention to the need for any work, repairs, constructions, alterations or installations, have been received by the Company, nor is the Securityholder aware of any action, inaction, or state of facts which, with or without the passage of time, may reasonably give rise to any such violation or need for any such work, repairs, constructions, alterations or installments.

           (t) Litigation.  None of the Company, the Securityholder nor any of
               ----------
the Company's officers or directors is engaged in, or, to the knowledge of the Securityholder and the officers and directors of the Company, has received any threat of, any litigation, arbitra tion, investigation, claim or other proceeding relating to the Company, the Securityholder, or its officers, directors, employees, benefit plans, properties, Intellectual Property Rights, business, assets, licenses, permits, or goodwill; or against or affecting the actions taken or contemplated in connection therewith, nor, to the best of each's knowledge, is there any reasonable basis therefor. There is no action, suit, proceeding, or investigation pending or, to the knowledge of the Company and the Securityholder, threatened, against the Company, or the Securityholder, or the officers or directors of the Company, that questions the validity of this Agreement, the Escrow Agreement, or the right of the Company or the Securityholder to enter into this Agreement, the Escrow Agreement, the Closing Documents, or to consummate the transactions contemplated hereby or thereby, or which might result in any material adverse change in the assets, business, condition, prospects or properties of the Company, or the financial condition of the Securityholder. There is no action, suit, proceeding, or investigation by the Company or the Securityholder currently pending or which any of them currently intends to initiate. None of the Company, the Securityholder, nor any of the Company's officers or directors is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person which would or could have a material adverse effect on the business of the Company. None of the Company, the Securityholder, nor any of the Company's officers or directors is bound by any judgment, decree, injunction, agreement, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person which would or could impose any limitations or restrictions on the ability of the Company to sell its products in any jurisdiction.

           (u) No Conflict or Default.  Neither the execution and delivery of
               ----------------------
this Agreement or the Escrow Agreement, nor compliance with the terms and provisions hereof and thereof, including without limitation, the consummation of the transactions contemplated hereby and thereby, will violate any statute, regulation, or ordinance of any governmental or administrative authority, or conflict with or result in the breach of any term, condition, or provision of the Company's Articles of Incorporation or Bylaws, as presently in effect, or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation, or instrument to which the Company or the Securityholder is a party or by which it or they or any of the assets of the Company are or may be bound, or constitute a default (or an event

                                      12.

which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

           (v) Consents.  No consent, approval, order or authorization of, or
               --------
registration, qualification, designation, declaration or filing with any governmental, regulatory or administrative authority on the part of the Company is required in connection with the consummation of the transactions contemplated hereunder. No consent, approval or authorization of the Company's Board of Directors (or any committee thereof), shareholders or of any third party (other than Purchaser and parties related to Purchaser, such as lenders, stockholders, shareholders and similar persons) is required in connection with the Company's consummation of the transactions contemplated hereunder that has not been obtained or waived by the Time of Closing.

           (w) Labor Relations.
               ---------------

               a. To the best of the Company's and Securityholder's knowledge, the Company has not failed to comply in any respect with all applicable United States or foreign and local laws, rules, and regulations relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees.

               b. There are no labor controversies between the Company and any of its employees (the "Employees") that is pending or of which the Securityholder or the officers of the Company have received a written or oral threat or any labor union or other collective bargaining unit representing any of the Employees.

               c. The Company has never entered into a collective bargaining agreement or other labor union contract applicable to the Employees.

               d. There are no written employment or separation agreements, or (to the best knowledge of Securityholder or the Company) oral employment or separation agreements other than those establishing an "at-will" employment relationship between the Company and any of the Employees.

               e. Attached hereto as Schedule 3.1(w) is a list of all employees of the Company; their positions, their respective salaries or other forms of potential compensation (including severance packages) and benefits for which they are eligible.

           (x) Brokers' and Finders' Fees/Contractual Limitations.  Neither the
               --------------------------------------------------
Securityholder nor the Company is obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connec tion with any transactions contemplated hereby. Neither the Company nor any officer, director, employee, shareholder, agent, or representative of the Company (collectively "Agent/Representatives") are or have been subject to any agreement, letter of intent, or under-

                                      13.

standing of any kind which prohibits, limits, or restricts the Company or Agent/Representatives from negotiating, entering into and consummating this Agreement and the transactions contemplated hereby.

           (y) Interested Party Relationships.  Neither the Securityholder nor
               ------------------------------
the Company (nor any family member of the Securityholder or any corporation, partnership, or other entity which, directly or indirectly, alone or together with others, controls, is controlled by, or is in common control with the Securityholder, the Company, or any such family member) have any material financial interest, direct or indirect, in any material supplier or customer, any party to any contract which is material to the Company, or any competitor with the Company.

           (z) Certain Payments.  In connection with its business, the Company
               ----------------
has not and no person directly or indirectly on behalf of the Company has made or received any payment that was not legal to make or receive.

           (aa) Products Liability.  There are no claims received by Company or
                ------------------
Securityholder against Company, fixed or contingent, asserting (a) any damage, loss or injury caused by any Product or (b) any breach of any express or implied product warranty or any other similar claim with respect to any Product other than standard warranty obligations (to replace, repair or refund) made by Company in the ordinary course of business, except for those claims that, if adversely determined against Company, would not have a material adverse change on the business, results of operations, financial condition or prospects of the Company. As used herein, "Product" shall mean any products manufactured, designed, developed, distributed, sold, re-sold, customized or serviced by the Company.

           (ab) Product Warranties. The Company has provided to Purchaser copies
                ------------------
of its warranty policies and all outstanding warranties or guarantees relating to any of the Company's products, if any, other than warranties or guarantees implied by law.

           (ac) Returns.  There are no agreements or arrangements, written or
                -------
oral, that expressly entitle any business partner or customer of the Company to return products sold, delivered or shipped by the Company to such business partner or customer.

           (ad) Customers.  Except as indicated on Schedule 3.1(ad) attached
                ---------
hereto, no single customer of the Company accounted for more than 5% of the net sales of Company during the twelve-month period ended September 30, 1997. The Company has furnished Purchaser with complete and accurate copies or descriptions of all current agreements (written or unwritten) with such customers, which are set forth on the list of contracts. Neither Company nor the Securityholder is aware of any event, happening, or fact in existence as of their execution of this Agreement which would lead it or him to believe that any of such customers will not continue their current level of purchases after the Time of Closing. As used in this subparagraph, "current" means in effect as of the date hereof, and "after the Time of Closing" means the 12-month period thereafter.

                                      14.

           (ae) Suppliers.  Schedule 3.1(ae) hereto lists all suppliers of goods
                ---------
totalling over five thousand dollars ($5,000.00) to Company during the prior year and the value of goods supplied to Company in each such year. Company and the Securityholder are not aware of any event, happening, or fact which would lead them to believe that any of such suppliers will not continue to supply the current level and type of goods currently being provided to Company on similar terms and conditions.

          (af) Books and Records.  The books and records of the Company to which
               -----------------
Purchaser and its accountants and attorneys have been given access are the true books and records of Company and truly and fairly reflect the underlying facts and transactions in all material respects.

          (ag) Complete Disclosure.  No representation or warranty made by
               -------------------
Company or Securityholder in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by Company or Securityholder or its respective representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. All schedules and exhibits prepared by Company and the Securityholder shall be updated as of the Time of Closing. To the best knowledge of Company and Securityholder after reasonable inquiry, there is no event, fact or condition that has resulted in, or could reasonably be expected to result in any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of Company based on historical operations taken as a whole that has not been set forth in this Agreement or in the Disclosure Letter.

          (ah) Performance of Agreement.  All covenants, conditions, and other
               ------------------------
obligations under this Agreement which are to be performed or complied with by Company and the Securityholder prior to the Time of Closing have been fully performed and complied with at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with Section 6.2.

          (ai) Absence of Governmental or Other Objection.  There is no pending
               ------------------------------------------
or, to the knowledge of the Securityholder or the officers of the Company, threatened, lawsuit or action or hearing challenging the transaction by any body or agency of the United States, foreign or local government or by any third party, and the consummation of the transaction has not been enjoined by a court of competent jurisdiction as of the Time of Closing. There is no legislation and there are no rulings in effect by any regulatory, administrative or governmental authority that would make operation of the Company's systems inoperable anywhere.

          (aj) Insurance.  Schedule 3.1(aj) lists all insurance policies and
               ---------
fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company, the amounts of coverage under each such policy and bond of

                                      15.

Company. Company has not been refused any requested coverage and no material claim made by Company has been denied by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and Company is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Company is in compliance with each of such policies. Company does not know of any threatened termination of, the invalidation of any coverage of or material premium increase with respect to, any of such policies.

           (ak)  Environmental Matters.
                 ---------------------

           (i) For purposes of this Section 3.1(ak), the following terms shall have the following meanings:

           "Court Order" shall mean any judgment, order, award or decree of any United Kingdom, United States or other foreign local or other court or tribunal, or any governmental entity, and any award in any arbitration proceeding.

           "Disposal Site" shall mean landfill, disposal agent, waste hauler or recycler of Hazardous Materials.

           "Environmental Encumbrance" shall mean any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agree ment, defect in title, covenant or other restrictions of any kind in favor of any governmental entity for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such governmental entity in response to, a Release or threatened Release of a Hazardous Material into the environment.

           "Environmental Laws" shall mean all Requirements of Laws which relate to any Hazardous Material or the use, handling, transportation, production, spill, leaking, pumping, injection, deposit, disposal, discharge, dispersal, Release, threatened Release, migration, emission, sale or storage of, or the exposure of any person to, a Hazardous Material.

           "Governmental Permits" shall mean all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a governmental entity.

           "Hazardous Material" shall mean any material or substance that is prohibited or regulated by any Requirement of Law or that is designated by any governmental entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

           "Hazardous Materials Activities" shall mean the use, handling, transportation, distribution, sale, Release or threatened Release of, or Remedial Action concerning any Hazardous Material, performed in connection with the Real Property.

                                      16.

           "Real Property" shall mean real property now or at any time in the past owned or leased by Company or any predecessors or affiliates.

           "Release" shall mean release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material in, on, under or through the Real Property or the air, soil, surface water, ground water or improvements thereof.

           "Remedial Action" shall mean any reporting, investigation, characterization, feasibility study, health assessment, risk assessment, remediation, treatment, recycling, removal, transport, monitoring, maintenance or any other activity incident to the Release, threatened Release, investigation, remediation or removal of a Hazardous Material existing on the Real Property or in, on, under or through the air, soil, ground water, surface water or improvements thereof.

           "Requirements of Laws" shall mean any United States, foreign and local laws, statutes, regulations, rules, guidelines, codes, ordinances, judgments, injunctions, decrees, orders, permits, approvals, treaties or protocols enacted, adopted, issued or promulgated by any governmental entity (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law in effect on the date hereof.

           (ii)  Except as set forth in Schedule 3.1(ak),

                    a. Company complies in all material respects with all applicable Environmental Laws;

                    b. Company has obtained all environmental, health and safety Governmental Permits necessary for its operation or required by any Environmental Laws, all such Governmental Permits are in good standing, and Company is in compliance in all material respects with all terms and conditions of such permits;

                    c. none of Company nor any of the Real Property or present or past Company operations is subject to any pending or ongoing investigation by, notice or order from or agreement with any person (including, without limitation, any prior owner or operator of the Real Property) with respect to
(A) any claim of Environmental Law, (B) any Remedial Action, or (C) any claim of losses and expenses arising from the Release or threatened Release of a Hazardous Material;

                    d. Company is not subject to any pending or existing judicial or administrative proceeding, Court Order or settlement alleging or addressing a violation of or liability under any Environmental Law;

                    e. Company has not filed, and Company does not intend to file any notice or report under any Environmental Law reporting a violation of any Environmental Law;

                                      17.

                    f. there is not now, and to the best knowledge of Company, there has never been, in any Company Real Property (A) any underground storage tank or surface impoundment; (B) any landfill or waste pile which either is or was used in the frequent manner to dispose or store any Hazardous Material or contains or contained a substantial volume of Hazardous Material; or (C) any polychlorinated biphenyls;

                    g. Company has not received any notice of claim to the effect that it is or may be liable to any person as a result of the Release or threatened Release of a Hazardous Material into the environment from or on any Real Property;

                    h. Company is not aware of any Environmental Encumbrance on any Real Property;

                    i. any asbestos-containing material which is on or part of any Real Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law;

                    j. none of the products Company manufactures, distributes or sells or has manufactured, distributed or sold in the past, contains substantial amounts of asbestos-containing material;

                    k. other than Hazardous Materials reasonably necessary for the conduct of Company's operations which are properly stored in accordance with applicable Environmental Laws, no Hazardous Material is present on Real Property, and no reasonable likelihood exists that any Hazardous Material present on other property will come to be present on the Real Property;

                    l. Hazardous Materials Activities (A) have been conducted in compliance with applicable Environmental Laws, and (B) have not resulted in the exposure of any person to a Hazardous Material in a manner which has or will cause an adverse health effect to such person;

                    m. no court order, action, proceeding, liability or claim exists or, to the best knowledge of Company is threatened, against any Disposal Site or against Company with respect to any transfer or release of Hazardous Materials by Company to a Disposal Site, and there is no valid basis for such claim;

                    n. Company is not aware of any fact or circumstance which is reasonably expected to involve Company in any environmental litigation or impose upon Company any environmental liability which would have a material and adverse effect on the business condition of Company; and

                    o. Company has no records pertaining to environmental audits or environmental assessments of any Real Property.

                                      18.

           (al) Backlog.  Schedule 3.1(al) hereto sets forth the backlog of
                -------
orders relating to the business of the Company to ship, service and contract work to be performed as of the Time of Closing. The Company either possesses sufficient inventory of parts, materials and personnel to produce or service the same within their scheduled delivery dates or such parts or materials have lead times such that the Company can acquire such parts and materials in time to produce, service and ship such backlog in accordance with its scheduled shipping date, as of the Closing.

           (am) Accounts Receivable.  The amount of all accounts receivable of
                -------------------
the Company will be good and collectible in full in the ordinary course of business within 90 days of closing; all accounts receivable arise from bona fide transactions in the ordinary course of business; no contest with respect to the amount or validity of any amount is pending; and none of such accounts receivable is or will at the Closing be subject to any counterclaim or setoff. The value at which accounts receivable are carried reflect the accounts receivable valuation policy of Company. As of September 30, 1997 and as of the Closing, except as set forth in Schedule 3.1(am), there is and will be (i) no account debtor or note debtor delinquent in its payment by more than 30 days,
(ii) no account debtor or note debtor that has refused (or threatened to refuse) to pay its obligation for any reason, (iii) no account debtor or note debtor that is insolvent or bankrupt, and (iv) no account receivable or note receivable which is pledged to any third party by Company. Company holds no deposits from customers and has received no prepaid service contract revenue or other prepaid revenue. Purchaser will exercise reasonable best efforts to collect all accounts receivable and notes receivable on a timely basis.

           (an) Pooling of Interests.  None of the Company nor any of its
                --------------------
subsidiaries and no other "affiliate" of the Company has taken or failed to take, any action which would prevent the Company or P-Com from accounting for this transaction for financial accounting and reporting purposes as a pooling of interests in accordance with generally accepted accounting principles and the pronouncements of the SEC.

           (ao) Purchase Entirely for Own Account.  This Agreement is made with
                ---------------------------------
the Company and Securityholder in reliance upon Securityholder's representation that the Purchase Shares to be received by Securityholder will be acquired for investment for securityholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Securityholder has no present intention of selling, granting any participation in, or otherwise distributing the same, except in each case for any subsequent resale or distribution effected pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an available exemption from the registration requirements thereof.

           (ap) Disclosure of Information.  Securityholder believes it has
                -------------------------
received all the information it considers necessary or appropriate for deciding whether to purchase the Purchase Shares.

                                      19.

           (aq) Investment Experience. Securityholder can bear the economic risk
                ---------------------
of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchase Shares.

           (ar) Accredited Investor.  Securityholder is an "accredited investor"
                -------------------
within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

           (as) Restricted Securities.  Securityholder understands that the
                ---------------------
Purchase Shares he is receiving are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, Securityholder is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

           (at) Legends.  It is understood that the certificates evidencing the
                -------
Purchase Shares may bear one or all of the following legends:

                (i) "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act. "

               (ii) Any legend required by the laws of any applicable jurisdiction or any other state.

           Section 3.2  Representations and Warranties of Purchaser.  Each of P-
                        -------------------------------------------
Com and PFS, as applicable, hereby represents and warrants that:

               (a) Organization. Each Purchaser is a corporation duly organized
                   ------------
and validly existing under the laws of the State of Delaware, and has all corporate power and authority to lease, own, and operate its properties and carry on its business and operations and to directly own, lease, and operate the assets of Purchaser. Each Purchaser is duly qualified or licensed to do business as a corporation, and is in good standing in each jurisdiction where the failure to qualify would have a material adverse effect on its business and operations. P-Com Field Services, Inc. is a wholly-owned subsidiary of P-Com, Inc.

               (b) Brokers' and Finders' Fees. Neither Purchaser is obligated to
                   --------------------------
pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement, the Escrow Agreement, or in connection with any transactions contemplated hereby that the Company, or the Securityholder would be required or obligated to make or pay.

                                      20.

               (c) SEC Filings. P-Com has filed all forms, reports and documents
                   -----------
required to be filed with the United States Securities and Exchange Commission ("SEC") since March 2, 1995 (collectively, the "P-Com SEC Reports"). The P-Com SEC Reports were prepared in accordance with the requirements of the United States Securities Act of 1933, as amended or the United States Securities Exchange Act of 1934, as amended, as the case may be.

               (d) Section 368 Reorganization.  Purchaser does not know of any
                   --------------------------
circumstances relating to P-Com, Inc., P-Com Field Services, Inc. or their respective affiliates that would prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code, provided that Purchaser makes no affirmative representations or warranties as to any circumstances related to Company or the Securityholder or any actions taken or agreed to be taken by any of them that would prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code.

               (e) Limitation on Liability. Notwithstanding any provision of
                   -----------------------
this Section 3.2, the maximum aggregate liability of Purchaser to the Securityholder shall be limited to the value of the Escrow Shares then held in escrow, based upon the per share price used in calculating the final purchase price hereunder.

               (f) Termination of Liability and Representations and Warranties.
                   -----------------------------------------------------------
Absent fraud, the liability of Purchaser pursuant to this Agreement (and the representations, warranties, covenants and other agreements of Purchaser set forth in this Agreement, except otherwise set forth herein) for a breach or inaccuracy of, or a failure to perform or comply with, any or all of Purchaser's respective representations, warranties, covenants and agreements and all other rights, claims, actions and causes of action at law or in equity in respect of such representations, warranties, covenants and agreements shall terminate upon the publication date of the auditor's report for P-COM that includes the audited results for the Company for the fiscal year ended December 31, 1997. This subparagraph is subject to the limitation of liability of Purchaser in paragraph
3.2 (e) above.

               (g) Liability Floor. Notwithstanding anything to the contrary in
                   ---------------
this Agreement and any documents related hereto, and subject to other limitations for the benefit of Purchaser herein, neither the Purchaser nor any affiliate shall be liable to Securityholder or the Company with respect to any claim for indemnifiable damages unless the aggregate amount of all indemnifiable damages incurred by Securityholder or the Company exceed Fifty Thousand Dollars ($50,000.00), in which case the Purchaser and such affiliate shall be liable for the total amount of such indemnifiable damages. Any other provision of this Agreement notwithstanding, Sections 3.2(e) and (f) ("Limitation on Liability" and "Termination of Liability and Representations and Warranties") above will not apply to Purchaser's obligation to pay the purchase price under Article II above and any other provision of this Agreement, the Registration Rights Agreement or the transaction documents relating to Purchaser's issuance and registration of the Purchase Shares, subject to the terms of the applicable documents.

                                      21.

                                 ARTICLE IV
                                 ----------

                                   COVENANTS
                                   ---------

           Section 4.1  Covenants Against Disclosure.  The parties agree to
           -----------  ----------------------------
maintain the confidentiality of the terms and conditions of this Agreement, except to the extent required by law and pursuant to the public reporting obligations of P-Com. No party shall disseminate (except to the parties to this Agreement) any press release or announcement concerning the transactions contemplated by this Agreement or the Escrow Agreement or the parties hereto or thereto without the prior written consent of the Company and P-Com, except as required under the public reporting obligations of P-Com as may be required to obtain consents necessary pursuant to Sections 6.1(i) and 6.2(d) hereof to consummate the transactions contemplated herein; provided that P-Com shall issue a press release describing the transaction contemplated herein at any time within ten (10) days after the date hereof and the Time of Closing.

           Section 4.2  Net Asset Determination.
           -----------  -----------------------

               (a) As used in this Section 4.2, the "Net Assets" of the Company shall mean the difference between the total assets and the total liabilities of the Company as of the relevant dates, determined in accordance with GAAP.

               (b) As soon as reasonably practicable after the signing of this Agreement, but in no event later than the Closing Date, the Securityholder shall cause the Company to deliver to Purchaser an unaudited balance sheet (the "Closing Date Balance Sheet") of the Company dated as of the Time of Closing. The Closing Date Balance Sheet shall fairly present the Net Assets of the Company as the Time of Closing in accordance with GAAP and on a basis consistent with previous periods.

               (c) Upon receipt of the Closing Date Balance Sheet by the Company (the "Post-Time of Closing"), if the Net Assets as of the Time of Closing (as determined pursuant to Section 4.2(d)) are less than One Million Eight Hundred Thousand Dollars ($1,800,000) (the "Minimum Net Assets"), then the Company and the Securityholder shall immediately pay Purchaser in cash the amount by which the Net Assets as of the Time of Closing are less than the Minimum Net Assets. In the event that the Company and the Securityholder do not make the payment in cash within the time set forth in this Section 4.2, Purchaser shall be entitled to deduct from the shares of Common Stock held pursuant to the Escrow Agreement that number of shares with a fair market value equal to the closing sales price of the Common Stock of Purchaser as reported on the Nasdaq/NMS on the execution date of this Agreement sufficient to cover the payment owed by the Company and the Securityholder.

               (d) As of the Closing, Securityholder shall provide Purchaser with a draft of the Closing Date Balance Sheet. Within 30 days after closing, Securityholder will prepare and deliver to the Purchaser the Closing Date Balance Sheet, and will promptly provide the Purchaser with the basis for all determinations therein as requested by the

                                      22.

Purchaser. If within 30 days after receipt of the Closing Date Balance Sheet the Purchaser shall not have given written notice to Securityholder setting forth any objection of the Purchaser to the Closing Date Balance Sheet, then such Closing Date Balance Sheet will be final and binding on the parties hereto. In the event the Purchaser gives written notice of any objection within the 30-day period, Purchaser and Securityholder will use reasonable efforts to resolve the dispute within the 30-day period following the receipt by Securityholder of the written notice from the Purchaser. If the parties are unable to reach an agreement within such 30-day period, the matter will be submitted to Price Waterhouse, LLP, for determination, which will be final and binding upon Purchaser and the Securityholder. Purchaser and the Securityholder will contribute equally to all costs (including fees and expenses charged by Price Waterhouse, LLP) in connection with the resolution of any such dispute.

           Section 4.3  Non-Competition.
           -----------  ---------------

               (a) Commencing on the Time of Closing and continuing for five (5) years thereafter, Securityholder agrees that he shall not engage (except in his capacity as an officer, director, and/or employee of Purchaser), directly or indirectly, whether on his own account or as a shareholder (other than as a less than 1% shareholder of a publicly-held company (other than Purchaser)), partner, joint venturer, employee, consultant, advisor, and/or agent, of any person, firm, corporation, or other entity, in any or all of the following activities worldwide:

                   (i) Enter into or engage in the business of the Company or Purchaser (or its affiliates), either presently or during the term of this
Section 4.3;

                   (ii) Solicit customers, suppliers, or business patronage which results in competition with the Company, Purchaser or any of its affiliates;

                   (iii) Encourage or solicit any employees of the Company, Purchaser or any of its affiliates to leave the employment of the Company, Purchaser or any of its affiliates for any reason; or

                   (iv) Promote or assist, financially or otherwise, any person, firm, association, corporation, or other entity engaged in the business of the Company, Purchaser or its affiliates; or

                   (v) Notwithstanding the five (5) year time limitation set forth above, ever establish or continue any business in the future using the name Telematics or any name capable of confusion therewith.

           (b) Without limitation, the parties agree and intend that the covenants contained in this Section 4.3 shall be deemed to be a series of separate covenants and agreements, one for each and every county of each state and political subdivision worldwide. If, in any judicial proceeding, a court shall refuse to enforce in such action any of the separate covenants deemed included herein, then at the option of Purchaser, wholly-unenforceable covenants shall be deemed eliminated from the provisions hereof for the

                                      23.

purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such a proceeding.

           (c) The parties agree that due to the unique nature of the services and capabilities of Securityholder, there can be no adequate remedy at law for any breach of their obligations hereunder, that any such breach may allow Securityholder and/or third parties to unfairly compete with Purchaser resulting in irreparable harm to Purchaser, and therefore, that upon any such breach or any threat thereof, Purchaser shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law. Further, Purchaser shall be entitled to indemnification by Securityholder from any loss or harm, including, without limitation, attorney's fees, in connection with any breach, or any enforcement, of Securityholder's obligations hereunder.

           (d) Securityholder represents and warrants to Purchaser that the covenants of Securityholder in this Section 4.3 are reasonably necessary for the protection of Purchaser's interests under this Agreement and are not unduly restrictive upon Securityholder.

          Section 4.4  Maintenance of Business.  During the period from the date
          -----------  -----------------------
of this Agreement and continuing until the earlier of the termination of this Agreement or the Time of Closing, the Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of this Agreement and, to the extent consistent with such business, use its best efforts to preserve intact its present business organizations, keep available the services of its present service providers and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be not materially diminished at the Time of Closing. The Company shall promptly notify Purchaser of any event or occurrence not in the ordinary course of business of the Company, and any event which could have a material and adverse effect on the business condition of the Company. Except as expressly contemplated by this Agreement, the Company, without the prior written consent of Purchaser shall not:

          (a) Accelerate, amend or change the period of exercisability of options, warrants, stock or purchase rights or authorize cash payments in exchange therefor or perform any actions that would prohibit the pooling of interests accounting treatment;

          (b) Enter into any commitment or transaction not in the ordinary course of business to be performed over a period longer than six (6) months in duration, or, except as in accordance with its existing capital budget previously disclosed to Purchaser, to purchase fixed assets with an aggregate purchase price exceeding $5,000;

          (c) Grant any severance or termination pay to any service provider;

          (d) Transfer to any person or entity any rights to the Company's Intellectual Property Rights, except licenses of Intellectual Property Rights in connection with the sale of the Company's products in the ordinary course of business consistent with past practice;

                                      24.

          (e) Enter into or amend any agreements pursuant to which any other party is granted marketing or other similar rights of any type or scope with respect to any products of Company;

          (f) Violate, or, except in the ordinary course of business consistent with past practice, amend or otherwise modify the terms of any contract;

          (g) Except with prior consultation with Purchaser, commence a lawsuit other than for the routine collection of bills;

          (h) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Common Stock or otherwise, or split, combine or reclassify any of its Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or repurchase or otherwise acquire, directly or indirectly, any shares of Company Common Stock except repurchases of Common Stock at cost from former service providers in accordance with the terms of agreements providing for the repurchase of shares in connection with any termination of service to the Company;

          (i) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of or authorization of, the purchase of any shares of Company capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of previously outstanding options and warrants to purchase Company's capital stock;

          (j) Cause or permit any amendments to Company's Articles of Incorporation or Bylaws;

          (k) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business condition of the Company;

          (l) Sell, lease, license or otherwise dispose of any of its properties or assets except in the ordinary course of business;

          (m) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice, e.g., credit cards, phone cards, and trade accounts.

          (n) Adopt or amend any employee benefit plans, or enter into any employment contract for more than $10,000 per year, pay any bonus or remuneration to any service provider, or increase the salaries or wage rates of its employees other than pursuant to

                                      25.

scheduled employee reviews under the Company's normal employee review cycle or in connection with the hiring of employees other than officers in the ordinary course of business, in all cases consistent with past practice, or otherwise increase or modify the compensation or benefits payable or to become payable by the Company to any of its service providers;

          (o) Revalue any of its assets, including, without limitation, writing down the value of inventory or accounts receivable;

          (p) Liquidate or discount any account receivable or subject any account receivable to a claim or setoff;

          (q) Pay, discharge or satisfy in an amount in excess of $5,000 in any one case any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Financial Statements;

          (r) Make any material Tax election other than in the ordinary course of business and consistent with past practice, change any material tax election, adopt any material Tax accounting method other than in the ordinary course of business and consistent with past practice, change any material Tax accounting method, file any material Tax return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a material Tax return other than in the ordinary course of business, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment;

          (s) Engage in any activities or transactions that are outside the ordinary course of its business consistent with past practice;

          (t) Fail to pay or otherwise satisfy its material monetary obligations as they become due or consistent with past practice, except such as are being contested in good faith;

          (u) Waive or commit to waive any rights of substantial value;

          (v) Cancel, amend or, other than in the ordinary course upon expiration of a policy term, renew any material insurance policy;

          (w) Alter, or enter into any commitment to materially alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

          (x) Take, or agree (in writing or otherwise) to take, any of the actions described in this Section 4.4 or any action which would make any of the representations or warranties or covenants of the Company contained in this Agreement materially untrue or incorrect.

                                      26.

          Section 4.5  Access to Information.  The Company will give Purchaser
          -----------  ---------------------
and their respective accountants, legal counsel and other representatives full access, during normal business hours, to all of the properties, books, contracts, commitments, and records relating to the Company's business and the Company will furnish to Purchaser, their respective accountants, legal counsel, and other representatives during such period all such information concerning its business or assets as Purchaser may reasonably request; provided, that any furnishing of such information pursuant hereto or any investigation by Purchaser shall not affect Purchaser's right to rely on the representations, warranties, agreements and covenants made by the Company and the Securityholder in this Agreement. The Company and the Securityholder shall cooperate (without expense to the Company or Securityholder) with the Purchaser in auditing the financial statements of the Company, including, but not limited to, executing any and all written representations reasonably required by Purchaser's accountants.

          Section 4.6  Registration Rights.  P-Com hereby agrees to grant to the
          -----------  -------------------
holder of P-Com Common Stock issued pursuant to this Agreement registration rights as set forth in the Registration Rights Agreement attached hereto as
Exhibit 4.6 (the "Registration Rights Agreement").

          Section 4.7  Pooling of Interests Transaction.  P-Com and the Company
          -----------  --------------------------------
shall use their reasonable best efforts to cause Price Waterhouse LLP, on behalf of both the Company and P-Com, to deliver to P-Com upon the execution of this Agreement, an opinion, as to the firm's concurrence with the respective companies' management regarding the appropriateness of pooling of interests accounting for the merger under the Accounting Principles Board opinion No. 16 were the transaction to close as of the date hereof and as of the Closing.

          Section 4.8  Necessary Consents.  Prior to the Closing, the Company
          -----------  ------------------
and the Securityholder will obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow the continuation of the Company's businesses by Purchaser after the Closing as conducted on the date hereof.

          Section 4.9  Best Efforts.  The Company will perform and fulfill all
          -----------  ------------
obligations to be performed and fulfilled under this Agreement, and all the conditions precedent to the consummation of the transactions to be timely satisfied, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms. The Securityholder and the Company will cooperate with Purchaser in such actions and in securing requisite approvals and shall deliver such further documents as Purchaser may request as necessary to evidence such transactions. The parties do not intend for this paragraph to require out-of-pocket expenditures by Securityholder or the Company, except as to obligations specifically identified herein.

          Section 4.10  Exclusivity; Acquisition Proposals.
          ------------  ----------------------------------

          (a) The Securityholder and the Company shall not knowingly, directly or indirectly, through any officer, director, agent or representative of the Company

                                      27.

(including, without limitation, investment bankers, attorneys, accountants and consultants), or otherwise:

               (i) solicit, initiate or further the submission of proposals or offers from, or enter into any agreement with, any firm, corporation, partnership, association, group or other person or entity, individually or collectively (including, without limitation, any managers or employees of the Company or any affiliates), other than Purchaser (for purposes of this Section 4.10, a "Third Party"), relating to any acquisition or purchase or license of all or any portion of the assets of, or any equity interest in, the Company or any merger, consolidation or business combination with the Company;

               (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any confidential information with respect to the Company or Purchaser in connection with any acquisition or purchase or license of all or any portion of the assets of, or any equity interest in, the Company or any merger, consolidation or business combination with the Company; or

               (iii) cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to undertake or seek to undertake any acquisition or purchase or license of all or any portion of the assets of, or any equity interest in, the Company or any merger, consolidation or business combination with the Company.

           (b) In the event that, prior to termination of this Agreement or November 30, 1997, whichever is earlier, the Company receives any offer or indication of interest from any Third Party relating to any acquisition or purchase or license of all or any portion of the assets of, or any equity interest in, the Company or any merger, consolidation or business combination with the Company, the Securityholder shall cause the Company to promptly notify Purchaser in writing, and shall in any such notice, set forth in reasonable detail the identity of the Third Party, the terms and conditions of any proposal and any other information requested of the Company by the Third Party or in connection therewith.

           (c) The Securityholder shall cause the Company to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party with respect to any of the foregoing.

           Section 4.11  Breach of Representations, Warranties, Agreements and
           ------------  -----------------------------------------------------
Covenants.
---------

           (a) The Securityholder and the Company shall not take, or fail to take, any action which from the date hereof through the Closing would cause or constitute a breach of any of the Securityholder's or the Company's representations, warranties, agreements and covenants set forth in this Agreement. In the event of, and promptly after becoming aware of, the actual, pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, the Securityholder and the Company shall

                                      28.

give detailed notice thereof to Purchaser and shall use their reasonable best efforts to prevent or promptly remedy such breach or inaccuracy.

           Section 4.12  Legal Conditions to the Sale or Surrender of the
           ------------  ------------------------------------------------
Telematics, Inc. Securities.  The Securityholder and the Company shall take all
---------------------------
reasonable actions necessary to comply promptly with all legal requirements which may be imposed on the Company or the Securityholder with respect to the consummation of the transactions set forth herein and will promptly cooperate with and furnish information to Purchaser in connection with any such requirements imposed upon Purchaser in connection with the consummation of the transactions set forth herein. The Securityholder and the Company shall take all reasonable actions to obtain (and to cooperate with Purchaser in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by the Company or the Securityholder (or by Purchaser) in connection with the consummation of the transactions set forth herein or the taking of any action contemplated thereby or by this Agreement, and to defend such lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby as the Securityholder and the Company deem advisable in good faith, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby as the Securityholder and the Company deem it advisable in good faith, and to effect all necessary registrations and filings and submissions of information as the Securityholder and the Company deem advisable in good faith required by any Governmental Entity, and to fulfill all conditions to this Agreement.

           Section 4.13  Public Announcements.  The Securityholder and the
           ------------  --------------------
Company agree to maintain the confidentiality of the terms and conditions of this Agreement. The Securityholder and the Company will consult in advance with Purchaser concerning the timing and content of any announcement, press release or public statement concerning the transactions set forth in this Agreement.

           Section 4.14  Shareholder's Meeting.  The Securityholder shall cause
           ------------  ---------------------
all directors and current officers of the Company to resign as of the Closing.

           Section 4.15  No Transfer.  Securityholder agrees not to sell, offer
           ------------  -----------
for sale, assign, transfer or otherwise encumber any of the Securities to any third party other than Purchaser. Securityholder also waives any rights of first offer or refusal or similar rights that it has with respect to the transfer of any Company security by any Company securityholder to Purchaser.

           Section 4.16  Unitech Matters.  Prior to the Closing, Securityholder
           ------------  ---------------
shall resign all offices he holds in Unitech and shall transfer all shares of capital stock he holds in Unitech to the separate account of a third party.

           Section 4.17  Section 368 Reorganization.  The parties will act after
           ------------  --------------------------
Closing in a manner which is not inconsistent with this transaction's qualifying as a reorganization under Section 368 of the Internal Revenue Code. The parties agree to use their respective best

                                      29.

efforts to contest, or to assist any other party hereto who is contesting, the assertion of any governmental authority that this transaction failed to qualify as a reorganization under Section 368 of the Internal Revenue Code. Securityholder and the Company have each received its own advice, including tax advice, with respect to all matters set forth in this Agreement.

                                   ARTICLE V

                                    CLOSING
                                    -------

           Section 5.1  Time of Closing.  The transactions contemplated by this
           -----------  ---------------
Agreement shall be completed (the "Closing") on the first business day on which the last of the conditions contained in Article V hereof is fulfilled or waived (the "Time of Closing"), with the expectation that the Closing shall occur on or about November 28, 1997 unless otherwise agreed to in writing by the Company and Purchaser. The Closing shall take place at P-Com Field Services, Inc., 8300 Boone Boulevard, Vienna, Virginia or at such other place or date as may be agreed to in writing by Purchaser and the Company. The "Closing" shall mean the deliveries to be made by the parties hereto at the Time of Closing in accordance with this Agreement.

           Section 5.2  Deliveries by Company and Securityholder.  At the
           -----------  ----------------------------------------
Closing, the Securityholder and the Company, as applicable, shall deliver to PFS and P-Com, as applicable, all duly and properly executed, the following:

               (a) Certificates and Instruments.  Certificates representing the
                   ----------------------------
Securities endorsed over to Purchaser or accompanied by duly executed stock powers or similar instruments of transfer or, in the case of Securities to be surrendered, instruments effecting such surrender;

               (b) Escrow Agreement.  The Escrow Agreement in the form attached
                   ----------------
hereto as Exhibit 2.2 duly executed by the Company and Securityholder;

               (c) Corporate Minute Books. The corporate minute books of the
                   ----------------------
Company and its subsidiaries duly updated as of the Closing;

               (d) Certificate of Good Standing. Certificate of Good Standing,
                   ----------------------------
dated as of a recent date, with respect to the Company and its subsidiaries issued by the appropriate government agency;

               (e) Closing Documents.  All other Closing Documents and
                   -----------------
performance of the transactions contemplated hereby;

               (f) Books and Records.  All of the stock ledgers and similar
                   -----------------
corporate records of the Company and such subsidiaries;

               (g) Consents.  Evidence that all consents, approvals, or
                   --------
authorizations of or notifications to any third parties (including governmental agencies), if

                                      30.

any, required to issue and exchange the Securities for the consideration set forth herein, and to consummate the transactions contemplated hereby, have been obtained or made, as applicable, by the Company and/or the Securityholder;

               (h) Opinion of Counsel. An Opinion from counsel for the Company
                   ------------------
and the Securityholder, dated the Closing Date, in the form attached as Exhibit 5.2(g) (the "Securityholder's Opinion");

               (i) Securityholder Certificate. A certificate from the President
                   --------------------------
of the Company and the Securityholder, dated the Closing Date, containing the information required pursuant to Section 6.1(g);

               (j) FIRPTA. A Foreign Investment and Real Property Tax Act of
                   ------
1980 Notification Letter executed by the Securityholder;

               (k) Proprietary Information and Inventions Agreement.  Executed
                   ------------------------------------------------
Proprietary Information and Inventions Agreement from each employee and consultant in a the form attached hereto as Exhibit 6.1(j);

               (l) Securityholder Agreement and Pooling Opinion.  The
                   --------------------------------------------
Securityholder Agreement and Pooling Opinion; and

               (m) Promissory Note. The promissory note from Securityholder in
                   ---------------
the form attached hereto as Exhibit 5.2(m) (the "Promissory Note").

               (n) Waiver Letter. The letter waiving certain of the
                   -------------
Securityholder's rights in the form attached hereto as Exhibit 5.2(n) (the "Waiver Letter").

               (o) Stoppleman Opinion.  An opinion from the Stoppleman Firm (the
                   ------------------
"Stoppleman Opinion") to the effect that the shares of the Company held by Securityholder will be transferred from Securityholder to Purchaser in compliance with applicable federal and state securities laws; provided, however, that such opinion shall be in a form typical in transactions of this type.

               (p) Demand Note. A demand note from Unitec Digital Systems in the
                   -----------
amount of $8,954.80 plus interest dated as of the Time of Closing.

               (q) Other Documents.  Such other documents and instruments as
                   ---------------
Purchaser or its counsel shall deem necessary to consummate the transactions contemplated hereby; provided, however, that such documents as are not specifically identified herein will not result in expenses to Securityholder or the Company, or materially increase their respective obligations or liabilities under this Agreement.

           All documents delivered to Purchaser under this Agreement shall be in form and substance satisfactory to Purchaser.

                                      31.

          Section 5.3  Deliveries by Purchaser.  At the Closing, P-Com or PFS,
          -----------  -----------------------
as applicable, shall deliver, or cause to be delivered, to the Company and/or the Securityholder, as applicable, all duly and properly executed, the following:

               (a) Payment.  The payment set forth in Section 2.2.
                   -------

               (b) Resolutions.  A copy of the resolutions of the Board of
                   -----------
Directors of each Purchaser, certified by its corporate secretary as having been duly and validly adopted and being in full force and effect, authorizing execution and delivery of this Agreement and the Closing Documents and performance of the transactions contemplated hereby by each Purchaser;

               (c) Consents.  Evidence that all consents, approvals or
                   --------
authorizations of or notifications to any third parties (including governmental agencies), if any, required to purchase the Securities and to consummate the transactions contemplated hereby have been obtained or made, as applicable, by Purchaser;

               (d) Purchase Certificate.  A Certificate from the Chief Financial
                   --------------------
Officer of P-Com and the President of PFS, dated the Closing Date, containing the information required pursuant to Section 6.2(j).

               (e) Other Documents.  Such other documents and instruments as the
                   ---------------
Securityholder or his counsel reasonably shall deem necessary to consummate the transactions contemplated hereby provided, however, that such documents as are not specifically identified herein will not result in expenses to Purchaser, or materially increase its obligations or liabilities under this Agreement.

          All documents delivered to the Securityholder shall be in form and substance satisfactory to the Securityholder.

          Section 5.4  Further Assurances.  At or after the Time of Closing,
          -----------  ------------------
each party shall prepare, execute, and deliver, at the preparer's expense, such further instruments of conveyance, sale, assignment, or transfer, and shall take or cause to be taken such other or further action, as any party shall reasonably request of any other party at any time or from time to time in order to perfect, confirm, or evidence in Purchaser title to all or any part of the assets of the Company or to consummate, in any other manner, the terms and provisions of this Agreement; provided, however, that such documents as are not specifically identified herein will not result in expenses to Securityholder or the Company, or materially increase their respective obligations or liabilities under this Agreement.

          Section 5.5  Termination.  Either party may terminate this Agreement
          -----------  -----------
if Closing is not fully accomplished by or on November 30, 1997.  Time is of the
                                                                  --------------
essence with respect to this paragraph.
-------

          Section 5.6  Cure Period.  If Purchaser should determine prior to
          -----------  -----------
Closing that there has been a breach of, inaccuracy in, or nonfulfillment of any representation, warranty,

                                      32.

covenant, or agreement of Securityholder or the Company herein or in any other transaction document, then Purchaser will use best efforts to promptly hand deliver written notice to the Securityholder and the Company stating the facts of such matter with reasonable specificity, so Securityholder and the Company will have an opportunity to effect a cure. No matter will be deemed a default under this Agreement or any other transaction document if cured by the Securityholder or the Company prior to Closing; provided, however, that this paragraph will not in any case be deemed to give any party the right to extend the date of Closing and provided further that nothing contained in this Section
5.6 shall limit Purchaser's ability to rely on the representations, warranties, covenants and agreements of Securityholder and the Company contained in the Agreement.

          Section 5.7  Proprietary Information and Inventions Agreement.  The
          -----------  ------------------------------------------------
Company and Securityholder shall use reasonable best efforts to (i) have the engineers and other staff to be employed at the PFS offices sign a copy of the Company's Form B Proprietary Information and Inventions Agreement (in the form attached) and (ii) have all other employees and consultants of the Company sign a copy of the Company's Form A Proprietary Information and Inventions Agreement (in the form attached), in each case within 15 days of the Closing.

                                  ARTICLE VI
                                  ----------

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                      -----------------------------------

          Section 6.1  Conditions to Obligations of Purchaser.  Each and every
          -----------  --------------------------------------
obligation of P-Com and/or PFS, as applicable, to be performed at the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by P-Com and/or PFS, as applicable):

          (a) Certificates for Securities.  PFS shall have received all written
              ---------------------------
certificates and other documents evidencing the Securities.

          (b) Representations and Warranties.  The representations and
              ------------------------------
warranties of the Company and the Securityholder set forth in Section 3.1 of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Time of Closing as if such representations and warranties were made as of such date and time.

          (c) Performance of Agreement.  All covenants, conditions, and other
              ------------------------
obligations under this Agreement which are to be performed or complied with by the Securityholder and the Company, as the case may be, including Board of Directors and shareholder approval, shall have been fully performed and complied with at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with Section 5.2 hereof.

          (d) No Material Adverse Effect.  During the period from September 30,
              --------------------------
1997 to the Closing, there shall not have been any material and adverse effect on the business condition or prospects of the Company.

                                      33.

          (e) Absence of Governmental or Other Objection.  There shall be no
              ------------------------------------------
pending or threatened lawsuit challenging the transaction by any body or agency of the United States or foreign, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing and any applicable waiting period under any applicable law shall have expired.

          (f) Due Diligence Review.  Purchaser shall have completed to its sole
              --------------------
satisfaction its due diligence review of the Company and its operations, business, and financial condition, and Purchaser shall have received favorable reviews from their advisors of the results of their final due diligence review of the Company.

          (g) Certificate of President and Securityholder.  The Company shall
              -------------------------------------------
have delivered to Purchaser a certificate executed by its President and the Securityholder, dated the date of the Closing, to the effect that the conditions set forth in subsections (a), (b), (c) and (d) of this Section 6.1, have been satisfied.

          (h) Execution of Escrow Agreement.  Purchaser shall have received
              -----------------------------
fully executed copies of the Escrow Agreement.

          (i) Third Party Consents.  The Company and Securityholder shall have
              --------------------
obtained all third party consents and approvals and assignments to all Contracts and all other instruments required to consummate the transactions contemplated by this Agreement or as reasonably requested by counsel to Purchaser.

          (j) Opinions of Counsel for the Company and the Securityholder.
              ----------------------------------------------------------
Purchaser shall have received the Securityholder's Opinion.

          (k) No Violations; No Actions.  Consummation of the transactions
              -------------------------
contemplated by this Agreement shall not violate any order, decree or judgment of any court or Governmental Entity having competent jurisdiction and no action or proceeding shall have been instituted or threatened by any person, entity or Governmental Entity which, in any such case, in the sole but reasonable judgment of Purchaser, has a reasonable probability of resulting in (i) the obtaining of material damages from Purchaser; (ii) an order, judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement; or (iii) other relief in connection therewith.

          (l) Proceedings and Documents.  All corporate and other proceedings in
              -------------------------
connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance reasonably satisfactory to Purchaser and its counsel, and Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

          (m) Schedules.  If necessary or appropriate, the Company shall have
              ---------
updated or amended all schedules required by this Agreement, and all such updated or amended schedules shall have been acceptable to Purchaser in its sole but reasonable discretion.

                                      34.

          (n) Tax Forms.  The Securityholder shall have provided to Purchaser an
              ---------
executed Form W-8 or Form W-9 properly reporting the transactions set forth in this Agreement.

          (o) Board Approval.  This Agreement shall have been duly approved by
              --------------
the Board of Directors of each Purchaser.

          (p) Other Matters.
              -------------

                (i) Between September 30, 1997 and the Closing Date, the Company shall not have suffered any damage, destruction or loss by reason of fire, flood, accident, or other casualty, of such character as would interfere in a materially adverse way with the continuous operation of the Company's business, regardless of whether or not such loss was covered by insurance;

                (ii)    No strike shall be on-going on the Closing Date;

                (iii)   From September 30, 1997 to the Closing Date:

                        a. no distribution of profits of the Company shall have been made or, if any such distribution has been made, it shall have been repaid prior to the Closing;

                        b. no compensation shall have been paid, directly or indirectly, to any officer, director, employee or agent by the Company other than as applicable on September 30, 1997 and no such person or firm shall have received, directly or indirectly, funds or assets belonging to the Company or, if any such compensation has been paid or assets have been received, the amount thereof shall have been repaid prior to Closing;

                        c. there shall have been no material increase in the compensation currently payable or to become payable (over that applicable as of September 30, 1997) to the Company's directors, managers, key employees or agents, except as required by law;

                        d. the Company shall not have entered into any transaction otherwise than in the ordinary course of business nor otherwise than in accordance with generally accepted commercial practice.

          (q) Securityholder Agreements.  P-Com shall have received from
              -------------------------
Securityholder a Securityholder Agreement substantially in the form attached hereto as Exhibit 6.1(q).

          (r) Pooling of Interests Transaction.  P-Com shall have received
              --------------------------------
opinions from Price Waterhouse, LLP and the Company's accountants as to the respective firms' concurrence with the respective companies' management regarding the appropriateness of

                                      35.

pooling of interests accounting for the merger under the Accounting Principles Board opinion No. 16.

          (s) Employment Agreement.  P-Com shall have the received employment
              --------------------
agreements in the form attached as Exhibit 6.1(s), executed by Securityholder and Greg Frank.

          (t) Unitech Matters.  Securityholder shall have resigned from all
              ---------------
offices he holds with Unitech and shall have transferred all shares of capital stock he holds in Unitech to the separate account of a third party.

          (u) Promissory Note.  Purchaser shall have received the Promissory
              ---------------
Note executed by Securityholder.

          (v) Waiver Letter.  Purchaser shall have received the Waiver Letter
              -------------
executed by Securityholder.

          (w) Stoppleman Opinion.  Purchaser shall have received an executed
              ------------------
version of the Stoppleman Opinion.

          (x) Demand Note.  Purchaser shall have received an executed version
              -----------
of the demand note referenced in Section 5.2(p).

          Section 6.2  Conditions to Obligations of the Company and the
          -----------  ------------------------------------------------
Securityholder.  Each and every obligation of the Company to be performed at the
--------------
Time of Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by the Company):

          (a) Performance of Agreement.  All covenants, conditions, and other
              ------------------------
obligations under this Agreement which are to be performed or complied with by Purchaser shall have been fully performed and complied with at or prior to the Time of Closing.

          (b) Execution of Escrow Agreement.  Purchaser shall have received
              -----------------------------
fully executed copies of the Escrow Agreement.

          (c) Absence of Governmental or Other Objection.  There shall be no
              ------------------------------------------
pending or threatened lawsuit challenging the transaction by any body or agency of the United Kingdom, U.S federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing.

          (d) Third Party Consents.  The Company and Securityholder shall have
              --------------------
obtained all third party consents and approvals and assignments to all Contracts and all other instruments required to consummate the transactions contemplated by this Agreement and the Escrow Agreement or as reasonably requested by counsel to Purchaser.

                                      36.

          (e) Registration Rights Agreement.  Securityholder shall have received
              -----------------------------
a copy of the Registration Rights Agreement executed by P-COM.

          (f) Employment Arrangements.  P-COM shall have delivered executed
              -----------------------
employment agreements in the form attached hereto as Exhibit 6.1(t) to Securityholder and Greg Frank prior to or on the Closing Date.

          (g) Purchaser's Opinion.  The Company and Securityholder shall have
              -------------------
received an opinion of Purchaser's counsel dated as of Closing, in form and substance reasonably acceptable to the Company and the Securityholder, with reasonable limitations acceptable to Purchaser's counsel, to the effect that:

                (i) P-Com, Inc. and P-Com Field Services, Inc. are corporations duly organized and existing and in good standing under the laws of the State of Delaware and are authorized to carry on the business now conducted by them and own or lease the properties now operated or leased by them;

                (ii) Purchasers have obtained all necessary authorizations and consents of their respective Boards of Directors to effect the transactions contemplated herein.

                (iii) Such counsel does not have actual knowledge that there is any litigation, proceeding or investigation pending or threatened which might result in any material adverse change in the properties, business or in the condition of P-Com, Inc. or which questions the validity of this Agreement;

                (iv) This Agreement is a valid and binding obligation of Purchasers, jointly and severally, and enforceable against Purchasers in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally; and

                (v) Upon consummation of this transaction and the issuance and delivery of certificates representing P-Com, Inc. shares to the Securityholder, the P-Com, Inc. shares will be validly issued, fully paid and non-assessable shares of P-Com, Inc. common stock.

          (h) Consents.  All consents and authorizations required of Purchaser,
              --------
including without limitation an appropriate Board resolution authorizing the transaction, shall have been received by the Company and Securityholder.

          (i) Representations and Warranties.  The representations and
              ------------------------------
warranties of Purchaser set forth in Section 3.2 of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Time of Closing as if such representations and warranties were made as of such date and time.

          (j) Purchaser Certificate.  Purchaser shall have delivered to the
              ---------------------
Company and Securityholder a certificate executed by the Chief Financial Officer of P-Com and the

                                      37.

President of PFS, dated the date of the Closing, to the effect that the conditions set forth in subsections (a) and (i) of this Section 6.2, have been satisfied.



                                  ARTICLE VII
                                  -----------

                                INDEMNIFICATION
                                ---------------

          Section 7.1  Survival of Representations, Warranties, Covenants and
          -----------  ------------------------------------------------------
Agreements.
----------

               (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any party, all representations, warranties, covenants, and agreements of the Company (which includes its subsidiaries) and Securityholder shall survive the execution, delivery, and performance of this Agreement, except as set forth herein. All representations and warranties of the Company (which includes its subsidiaries) and Securityholder set forth in this Agreement shall be deemed to have been made again by the Company and Securityholder at and as of the Closing. No investigation made by or on behalf of Purchaser or any of its respective affiliates with respect to the Company (including its Subsidiaries) and the Securityholder shall be deemed to affect the Purchaser's reliance on the representations, warranties, covenants and agreements of the Company and the Securityholder and shall not be a waiver of the Purchaser's or any of its respective affiliates' rights to indemnification as herein provided.

               (b) As used in this Article VII, except as otherwise indicated in this Article VII, any reference to a representation, warranty, agreement, or covenant contained in any section of this Agreement shall include the schedule relating to such section.

               (c) The Purchaser may take action for any breach or nonfulfillment of any warranties, covenants, undertakings, agreements and representations on behalf of any other party or parties before or after Closing notwithstanding that such breach or nonfulfillment was known to or discoverable by the Purchaser before completion and notwithstanding that the Purchaser should delay or otherwise fail to exercise its rights hereunder or generally in such response.

               (d) Nothing in this Agreement shall be construed as limiting in any way the remedies that may be available to a party in the event of fraud relating to any of the representations, warranties, agreements or covenants made by any other party in this Agreement.

               (e) Notwithstanding the expiration date of the representations, warranties, covenants and agreements of the Company and the Securityholder set forth herein, if the Purchaser or any of its respective affiliates shall notify the Securityholder, the Escrow Agent or the Escrow Committee pursuant to the Escrow Agreement with respect to the submission of a claim during the time period of survivability of the representations,

                                      38.

warranties, covenants and agreements of the Company and the Securityholder, Securityholder's liability or obligation for Damages shall continue in full force and effect until settled to the other party's satisfaction with respect to those claims timely made. With respect to any claim for indemnifiable damages hereunder, Purchaser shall give written notice to the Securityholder which notice shall set forth (i) an estimate of the amount of indemnifiable damages which Purchaser claims to have sustained; and (ii) the basis of such claim with reasonable specificity.

          Section 7.2  Indemnification; Escrow Deposit of Purchase Shares.
          -----------  --------------------------------------------------

               (a) Except to the extent otherwise set forth herein, the Company and the Securityholder (regardless of the party making the representation, warranty, covenant or agreement) shall, to the extent of the Escrow Shares, indemnify, reimburse, defend and hold harmless each Purchaser and each of its respective affiliates (other than the Securityholder) against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, and causes of action, assessments, costs, and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting from, imposed upon, or incurred or suffered, by each Purchaser and any of its respective affiliates (other than the Securityholder), as a result of or arising from or in connection with (1) any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by any of the Securityholder or the Company in this Agreement or the Escrow Agreement or any facts or circumstances constituting such an inaccuracy, breach, or nonfulfillment (all of which, including those set forth in clause (2) below, shall be referred to as "Identifiable Claims"), or (2) any of the following (but giving effect to any of the disclosures or qualifications set forth in this Agreement, any accompanying schedule, exhibit, certificate or the Disclosure Letter):

                        (i) Any handling, discharge, disposal, release, or storage of any hazardous or toxic substances, wastes or materials by the Company, Securityholder, any predecessor of the Company or Securityholder or any other third party with respect to any of the properties owned, occupied or leased by the Company or Securityholder occurring prior to the Closing, whether or not disclosed in this Agreement, any accompanying schedule, exhibit, certificate or the Disclosure Letter;

                        (ii) Any litigation or claim arising from actions or inactions of the Company prior to the Time of Closing;

                        (iii) Any Damages incurred by the Company, or arising out of or related to the activities of the Company or services or assets provided by or products delivered to or by the Company, prior to the Closing; and

                                      39.

                        (iv) Taxes imposed on Purchaser or its affiliates for periods ending on or prior to the Closing and for portions through the Closing of periods beginning prior to the Closing and ending after the Closing (including, without limitation, any deferred Tax liability, any Tax liability arising from the transactions contemplated in this Agreement and the Escrow Agreement, or any other transaction entered into or consummated prior to the Closing), including, without limitation, any liability arising out of or related to any returns filed prior to the Time of Closing, whether or not disclosed in this Agreement, any accompanying schedule, exhibit, certificate, or the Disclosure Letter.

                        (v) Any Damages incurred by the Company or Purchaser for (x) injuries suffered or caused by the Company's workers in jurisdictions outside of Virginia that are not covered by the Company's workers' compensation insurance or (y) any adverse claims made by Securityholder's spouse, in each case whether or not disclosed in this Agreement, any accompanying schedule, exhibit, certificate or the Disclosure Letter.

               (b) Absent fraud or a breach of the Securityholder's obligations under Section 4.3 hereof (for which the liability of Securityholder hereunder shall not be limited), and except for the Securityholder's obligations with respect to the representations, warranties, covenants and agreements contained in Section 4.2 of this Agreement, for which the Securityholder shall be liable to Purchaser in an amount not to exceed $1,250,000 (in cash or shares of P-Com Common Stock) Purchaser shall use the Escrow Shares as its sole and exclusive recourse for the Company's and the Securityholder's obligations pursuant to this Agreement, the Securityholder Certificate and the Escrow Agreement.

               (c) The parties agree that the indemnification provided for in this Article VII of this Agreement shall be subject to and effected in accordance with the provisions set forth in the Escrow Agreement, subject, however, to the terms of this Agreement.

          Section 7.3  Termination of Indemnity and Representations and
          -----------  ------------------------------------------------
Warranties.  Absent fraud or a breach of the Securityholder's obligations under
----------
Section 4.3 hereof (for which the liability of Securityholder hereunder shall not be limited), the indemnity obligations of the Securityholder pursuant to this Article VII (and the representations, warranties, covenants and other agreements of the Company and the Securityholder set forth in this Agreement, except otherwise set forth herein) and the liability of the Company or the Securityholder under this Agreement and the Securityholder Certificate for a breach or inaccuracy of, or a failure to perform or comply with, any or all of the Company's and the Securityholder's respective representations, warranties, covenants and agreements and all other rights, claims, actions and causes of action at law in respect of such representations, warranties, covenants and agreements shall terminate upon the publication date of the auditor's report for P-Com in P-Com's Annual Report on Form 10-K that includes the audited results for the Company for the fiscal year ended December 31, 1997; provided, however that the indemnity obligations of the Securityholder with respect to representations and warranties contained in Section 4.2 and such representations and warranties shall terminate upon the date one (1) year from and after the Time of Closing. For purposes of the indemnifications set forth herein, the fair market value

                                      40.

of one share of P-Com, Inc. Common Stock shall equal the per share price used in calculating the Purchase Price.

          Section 7.4  Liability Floor.  Notwithstanding anything to the
          -----------  ---------------
contrary in this Agreement and any documents related hereto, and subject to other limitations for the benefit of Securityholder and the Company herein, the Securityholder shall not be liable to Purchaser with respect to any claim for indemnifiable damages unless the aggregate amount of all indemnifiable damages under the terms of Art. VII incurred by Purchaser exceed Fifty Thousand Dollars ($50,000.00), in which case the Securityholder shall be liable for the total amount of such indemnifiable damages.

          Section 7.5  Limitations.  Provided that (i) where the total of all
          -----------  -----------
claims made by Purchaser and its affiliates pursuant to this Agreement is less than $500,000 and the Securityholder has previously irrevocably and unconditionally satisfied in full such claims or (ii) where the total of all such claims is more than $500,000 and the Securityholder has previously irrevocably and unconditionally satisfied to the fullest extent possible such claims by the Securityholder Escrow Shares, Purchaser shall (subject to the remainder of this Section 7.5) reimburse to the Securityholder all amounts (not exceeding the aggregate sum paid by the Securityholder) paid by the Securityholder in respect of any claim which is subsequently recovered by Purchaser (as the case may be) from any insurance company or other third party directly referable to the subject matter of such claim. Such reimbursement shall be paid by Purchaser (as the case may be) after the receipt of such amount from the relevant insurance company or third party. Purchaser shall deduct from any amounts received (x) its costs and expenses incurred in recovering such sum from the third party or insurance company (including any taxation payable by reason of the receipt thereof) and (y) (where the foregoing (ii) above applies) the amount of any unsatisfied claims.



                                  ARTICLE VIII
                                  ------------

                            MISCELLANEOUS PROVISIONS
                            ------------------------

          Section 8.1  Notice.  All notices and other communications required or
          -----------  ------
permitted under this Agreement shall be delivered to the parties at the address set forth below their respective signature blocks, or at such other address that they designate by notice to all other parties in accordance with this Section 8.1:

If to the Company or
Securityholder:     Daniel N. Carter
                    Post Office Box 1400
                    Herndon, VA  21070
                    Telecopy No.: (703) 758-2559


                                      41.

with a copy to:     The Jefferson Law Firm, PLC
                    1980 Gallows Road, Suite 200
                    Vienna, Virginia 22182
                    Attention:  W. Thomas Parrott, III
                    Telecopy No.: (703) 790-2623; and


                    The Jefferson Law Firm, PLC
                    6862 Elm Street
                    Suite 740
                    McLean, VA  22101
                    Attention:  W. Thomas Parrott, III
                    Telecopy No.: (703) 790-2623


If to Purchaser:    P-Com, Inc.
                    3175 S. Winchester Boulevard
                    Campbell, California 95008
                    Attn: Michael Sophie
                    Telecopy No.: (408) 866-3678

with a copy to:     Brobeck, Phleger & Harrison LLP
                    Two Embarcadero Place
                    2200 Geng Road
                    Palo Alto, CA 94303
                    Attn: Warren T. Lazarow, Esq.
                    Telecopy No.: (650) 496-2733

All notices and communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

          Section 8.2  Entire Agreement.  This Agreement, the exhibits and
          -----------  ----------------
schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

          Section 8.3  Binding Effect; Assignment.  This Agreement and the
          -----------  --------------------------
various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the

                                      42.

Company, its successors and permitted assigns, and Purchaser and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party.

          Section 8.4  Expenses of Transaction; Taxes.  Purchaser shall bear its
          -----------  ------------------------------
own costs and expenses in connection with this Agreement and the transactions contemplated hereby for its own account and the Securityholder shall bear his and the Company's own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

          Section 8.5  Waiver; Consent.  This Agreement may not be changed,
          -----------  ---------------
amended, terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

          Section 8.6  Third-Party Beneficiaries.  Except as otherwise expressly
          -----------  -------------------------
provided for in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation, or legal entity, other than the parties hereto, any rights, remedies, or other benefits under or by reason of this Agreement.

          Section 8.7  Counterparts.  This Agreement may be executed
          -----------  ------------
simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          Section 8.8  Severability.  If one or more provisions of this
          -----------  ------------
Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          Section 8.9  Governing Law.  This Agreement shall in all respects be
          -----------  -------------
construed in accordance with and governed by the laws of the State of Virginia without regard to the conflicts or choice of law provisions thereof.

           Section 8.10  Arbitration; Attorneys' Fees.
           ------------  ----------------------------

                                      43.

          (a) Any controversy between the parties hereto involving the construction or application of any terms, covenants or conditions of this Agreement or the Escrow Agreement, or any claims arising out of or relating to this Agreement or the Escrow Agreement or the breach thereof will be settled by arbitration in Fairfax, Virginia, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by three (3) arbitrators chosen by mutual agreement of the parties hereto, or failing such agreement, an arbitrator appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Virginia Code of Civil Procedure, the arbitrator(s) shall be required to provide in writing to the parties the basis for the award or order of such arbitrator(s), and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

          (b) In the event of arbitration filed or instituted between the parties with respect to this Agreement or the Escrow Agreement, the prevailing party will be entitled to receive from the other party all costs, damages and expenses, including reasonable attorney's fees, incurred by the prevailing party in connection with that action or proceeding whether or not the controversy is reduced to judgment or award. The prevailing party will be that party who may be fairly said by the arbitrator(s) to have prevailed on the major disputed issues. Attorneys' fees of the prevailing party for purposes hereof will be limited to the attorneys' fees of the non-prevailing party with respect to such arbitration.

          Section 8.11  Securityholder Guarantees.  After Closing, Purchaser
          ------------  -------------------------
will within 90 days, pay all obligations and liabilities of the Company with respect to which Securityholder has a personal guaranty or is jointly and severally liable, and will immediately notify all such creditors of the termination of his guaranty or joint and several obligations as of Closing. Purchaser will indemnify and hold Securityholder harmless with respect to all such obligations and liabilities. This paragraph will not apply to the Ford Van purchased from Koons Sterling Ford.

          Section 8.12  Lease Expiration.  Purchaser does not object to
          ------------  ----------------
termination of the Company's office lease at the end of December, 1997.

          Section 8.13  Future Prospects.  As used in this Agreement, the words
          ------------  ----------------
"which reasonably could be expected to result", "which reasonably could be expected to have such an effect", "which may reasonably be expected to so affect", "reasonably could be expected to materially adversely affect", "might result", "could result", "would or could have a material adverse effect", "would or could impose", "prospects", "lead it or him to believe", "lead them to believe", or words of similar effect, or words which impose any obligation or liability upon Securityholder or the Company under this Agreement or any other transaction document with respect to the future profitability, plans, or prospects of the Telematics, Inc. business, will be deemed to impose such obligation or liability only if the matter referred to, based on the

                                      44.

actual knowledge of the Securityholder at the time, is substantially more likely to occur than not to occur based on such actual knowledge.

          Section 8.14  No Reliance.  The Company and the Securityholder
          ------------  -----------
understand and agree that they are relying solely on their own investigations of P-Com and PFS to enter into this Agreement and are not relying on any oral or written representation or warranty (including, without limitation, any forecasts or projections) other than those representations and warranties of P-Com and PFS specifically set forth in writing herein. Moreover, the Company and the Securityholder understand and agree that the market price of P-Com's Common Stock has fluctuated significantly in the past and will fluctuate significantly in the future and such fluctuations are often unrelated to the operating performance of P-Com. The Company and the Securityholder have read and understand (or have had the opportunity to read) the risk factors set forth in P-Com's report on Form 10Q for the quarter ended September 30, 1997 and the registration statement on Form S-3 declared effective on July 31, 1997 provided or made available to the Company and the Securityholder. The Company and the Securityholder agree that any analyst reports about P-Com provided to them, if applicable, have not been written, adopted or endorsed by P-Com or its management and represent independent views of independent parties.

                                      45.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                              P-COM, INC.,
                              a Delaware corporation


                              By:   /s/ Michael Sophie
                                 --------------------------------------------
                                    Michael Sophie
                                    Vice President, Finance and Administration
                                    and Chief Financial Officer


                              P-COM FIELD SERVICES, INC.,
                              a Delaware corporation


                              By:
                                 --------------------------------------------


                              TELEMATICS, INC.
                              a Virginia corporation



                              By:
                                 --------------------------------------------
                                    Daniel N. Carter



                              SECURITYHOLDER:



                              -----------------------------------------------
                              Daniel N. Carter

                                      46.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                              P-COM, INC.,
                              a Delaware corporation


                              By:
                                 --------------------------------------------
                                    Michael Sophie
                                    Vice President, Finance and Administration
                                    and Chief Financial Officer


                              P-COM FIELD SERVICES, INC.,
                              a Delaware corporation


                              By: /s/ Thomas A. Stroup
                                 --------------------------------------------
                                 Thomas A. Stroup
                                 President

                              TELEMATICS, INC.
                              a Virginia corporation



                              By:
                                 --------------------------------------------
                                    Daniel N. Carter



                              SECURITYHOLDER:



                              -----------------------------------------------
                              Daniel N. Carter

                                      47.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                              P-COM, INC.,
                              a Delaware corporation


                              By:
                                 --------------------------------------------
                                    Michael Sophie
                                    Vice President, Finance and Administration
                                    and Chief Financial Officer


                              P-COM FIELD SERVICES, INC.,
                              a Delaware corporation


                              By:
                                 --------------------------------------------


                              TELEMATICS, INC.
                              a Virginia corporation



                              By:   /s/ Daniel N. Carter
                                 --------------------------------------------
                                    Daniel N. Carter



                              SECURITYHOLDER:


                              /s/ Daniel N. Carter
                              -----------------------------------------------
                              Daniel N. Carter

                                      48.